UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XETHANOL CORPORATION (Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1169517 (I.R.S. Employer Identification No.)

3348 Peachtree Road NE Suite 250 Tower Place 200 Atlanta, Georgia 30326 (Address of Principal Executive Offices)	30326 (Zip Code)

Xethanol Corporation 2005 Incentive Compensation Plan (Full Title of the Plan)

David R. Ames Chief Executive Officer and President Xethanol Corporation 3348 Peachtree Road NE Suite 250 Tower Place 200 Atlanta, Georgia 30326 (Name and Address of Agent For Service)

(404) 814-2500 (Telephone Number, Including Area Code of Agent For Service)
________________________________

Copies Requested to:

Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street, N.W., Suite 1700
Atlanta, Georgia 30363
Telephone: (404) 322-6189
Fax: (404) 322-6085
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	6,500,000 (1)	$0.265 (2)	$1,722,500.00 (2)	$67.69 (2)

(1)
Represents shares of common stock issuable under Xethanol Corporation 2005 Incentive Compensation Plan, as amended effective February 12, 2008. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
In accordance with Rule 457(h), the aggregate offering price and the amount of the registration fee is based upon the average of the high and low prices of common stock reported on the American Stock Exchange on October 1, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*We will send or give documents containing the information required by Part I of this registration statement to participants in the Xethanol Corporation 2005 Incentive Compensation Plan, as amended effective February 12, 2008 (the “Plan”), in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, those documents are not filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents we have filed with the SEC are incorporated by reference into this registration statement, and all documents we subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2008 and June 30, 2008;

(c)	our Current Reports on Form 8-K filed with the SEC on January 11, 2008, January 22, 2008, January 23, 2008, January 25, 2008, March 25, 2008 and July 23, 2008; and

(d)
the description of our common stock included in the Registration Statement on Form 8-A filed with the SEC on June 19, 2006, which incorporated by reference the description of our common stock included in the Registration Statement on Form SB-2 (Registration No. 333-135121) filed with the SEC on June 16, 2006, including any amendment thereof.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation eliminates, subject to certain exceptions described in the following sentence, the personal liability of a director to the company or our stockholders for monetary damage for breach of fiduciary duties as a director. The certificate of incorporation does not provide for the elimination of, or any limitation on, the personal liability of a director for:

(a)	any breach of the director’s duty of loyalty to the company or our stockholders,

(b)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	the payment of a dividend or the approval of a stock repurchase which is deemed illegal under Section 174 of the DGCL, or

(d)	any transactions from which the director derived an improper personal benefit.

Our certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals under certain circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the company. The DGCL further provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Under our amended and restated bylaws, we are required to indemnify any individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the event we determine that the director or officer is liable to the company or is found to be liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses he actually incurred in connection with the proceeding and will not be made in respect of any proceeding in which he is found to be liable for willful or intentional misconduct in the performance of his duty to the company. We are required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)	the person furnishes us a written affirmation of his good faith belief that he has met the standard of conduct described above, and

(b)	the person furnishes us a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by clause (b) above must be an unlimited general obligation of the person and may be accepted without reference to financial ability to make repayment. The DGCL does not permit a corporation to indemnify a director or officer in respect of any claim, issue or matter as to which the director or officer was adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Section 145 of the DGCL requires that a corporation indemnify a director who was successful on the merits or otherwise in the defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, to which he or she was a party because he or she was a director or an officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by the director or officer.

The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in our bylaws are not exclusive of any other right which any person may have under any statute, provision of the certificate of incorporation, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. In addition to our certificate of incorporation and amended and restated bylaws, we have entered into an identical form of indemnification agreement with each of our current directors and one former director. The indemnification agreement provides, among other things, that we will indemnify the indemnitee to the fullest extent now or thereafter permitted by applicable law (including, without limitation, the indemnification permitted by the DGCL) in the event he is made or is threatened to be made a party to a proceeding because he is or was a director against liability incurred in the proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

The indemnification agreement is intended to cover all actions, suits, proceedings and appeals arising out of or connected with the indemnitee’s service as a director which are currently pending or threatened or which arise in the future, even if the indemnitee is no longer a director when such action, suit, proceeding or appeal arises or is threatened. The agreement requires us to pay for or reimburse the reasonable expenses incurred by the indemnitee within thirty days of receiving any invoice for such expenses accompanied or preceded by an undertaking that the indemnitee will repay all such amounts if it is ultimately determined that he is not entitled to indemnification. Subject to various terms and conditions, the agreement also provides for contribution in circumstances in which we are held jointly liable with the indemnitee and indemnification is unavailable under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this registration statement.

Exhibit No.	Description

4.1
Xethanol Corporation 2005 Incentive Compensation Plan, as amended effective February 12, 2008. [Incorporated by reference to Exhibit 10.1 in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2008.]

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

23.2	Consent of Independent Auditor - Imowitz Koenig & Co., LLP.

24.1	Power of Attorney (contained on the signature pages of this registration statement).

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 3, 2008.

XETHANOL CORPORATION By:/s/ David R. Ames David R. Ames Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, David R. Ames and Romilos Papadopoulos, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David R. Ames	Director, Chief Executive Officer	October 3, 2008
David R. Ames	and President

/s/ Romilos Papadopoulos	Chief Financial Officer (principal	October 3, 2008
Romilos Papadopoulos	financial officer and principal accounting officer), Chief Operating Officer, Executive Vice President and Secretary

/s/ William P. Behrens	Chairman of the Board of	October 1, 2008
William P. Behrens	Directors

/s/ Gil Boosidan	Director	October 2, 2008
Gil Boosidan

/s/ Richard D. Ditoro	Director	October 1, 2008
Richard D. Ditoro

/s/ Robert L. Franklin	Director	October 2, 2008
Robert L. Franklin

/s/ Edwin L. Klett	Director	October 1, 2008
Edwin L. Klett

Exhibit Index

Exhibit No.	Description

4.1
Xethanol Corporation 2005 Incentive Compensation Plan, as amended effective February 12, 2008. [Incorporated by reference to Exhibit 10.1 in our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2008.]

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

23.2	Consent of Independent Auditor - Imowitz Koenig & Co., LLP.

24.1	Power of Attorney (contained on the signature pages of this registration statement).